SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 12)*

CVR Refining, LP
(Name of Issuer)

Common Units
(Title of Class of Securities)

12663P107
(CUSIP Number)

Jesse A. Lynn, Esq.
Icahn Enterprises L.P.
767 Fifth Avenue, 47th Floor
New York, New York 10153
(212) 702-4300
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

January 29, 2019
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d‑7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 12663P107

1 NAME OF REPORTING PERSON
CVR Refining Holdings Sub, LLC

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7 SOLE VOTING POWER
12,000

8 SHARED VOTING POWER
0

9 SOLE DISPOSITIVE POWER
 12,000

10 SHARED DISPOSITIVE POWER
0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 12,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01%

14 TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 12663P107

1 NAME OF REPORTING PERSON
CVR Refining Holdings, LLC

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7 SOLE VOTING POWER
97,303,764

8 SHARED VOTING POWER
12,000

9 SOLE DISPOSITIVE POWER
 97,303,764

10 SHARED DISPOSITIVE POWER
12,000

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 97,315,764

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
65.9%

14 TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 12663P107

1 NAME OF REPORTING PERSON
Coffeyville Resources, LLC

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7 SOLE VOTING POWER
 0

8 SHARED VOTING POWER
97,315,764

9 SOLE DISPOSITIVE POWER
 0

10 SHARED DISPOSITIVE POWER
97,315,764

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
97,315,764

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
65.9%

14 TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 12663P107

1 NAME OF REPORTING PERSON
Coffeyville Refining & Marketing, Inc.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7 SOLE VOTING POWER
 0

8 SHARED VOTING POWER
97,315,764

9 SOLE DISPOSITIVE POWER
 0

10 SHARED DISPOSITIVE POWER
97,315,764

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 97,315,764

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
65.9%

14 TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 12663P107

1 NAME OF REPORTING PERSON
Coffeyville Refining & Marketing Holdings, Inc.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7 SOLE VOTING POWER
 0

8 SHARED VOTING POWER
97,315,764

9 SOLE DISPOSITIVE POWER
 0

10 SHARED DISPOSITIVE POWER
97,315,764

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 97,315,764

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
65.9%

14 TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 12663P107

1 NAME OF REPORTING PERSON
CVR Energy, Inc.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7 SOLE VOTING POWER
 50,284,236

8 SHARED VOTING POWER
97,315,764

9 SOLE DISPOSITIVE POWER
 50,284,236

10 SHARED DISPOSITIVE POWER
97,315,764

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,600,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
100.0%

14 TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 12663P107

1 NAME OF REPORTING PERSON
IEP Energy LLC

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7 SOLE VOTING POWER
0

8 SHARED VOTING POWER
147,600,000

9 SOLE DISPOSITIVE POWER
0

10 SHARED DISPOSITIVE POWER
147,600,000

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,600,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
100.0%

14 TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 12663P107

1 NAME OF REPORTING PERSON
IEP Energy Holding LLC

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7 SOLE VOTING POWER
0

8 SHARED VOTING POWER
 147,600,000

9 SOLE DISPOSITIVE POWER
0

10 SHARED DISPOSITIVE POWER
147,600,000

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,600,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
100.0%

14 TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 12663P107

1 NAME OF REPORTING PERSON
American Entertainment Properties Corp.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7 SOLE VOTING POWER
0

8 SHARED VOTING POWER
 147,600,000

9 SOLE DISPOSITIVE POWER
0

10 SHARED DISPOSITIVE POWER
147,600,000

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,600,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
100.0%

14 TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 12663P107

1 NAME OF REPORTING PERSON
Icahn Building LLC

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7 SOLE VOTING POWER
0

8 SHARED VOTING POWER
 147,600,000

9 SOLE DISPOSITIVE POWER
0

10 SHARED DISPOSITIVE POWER
 147,600,000

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 147,600,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
100.0%

14 TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 12663P107

1 NAME OF REPORTING PERSON
Icahn Enterprises Holdings L.P.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7 SOLE VOTING POWER
0

8 SHARED VOTING POWER
147,600,000

9 SOLE DISPOSITIVE POWER
0

10 SHARED DISPOSITIVE POWER
147,600,000

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,600,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
100.0%

14 TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 12663P107

1 NAME OF REPORTING PERSON
Icahn Enterprises G.P. Inc.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7 SOLE VOTING POWER
0

8 SHARED VOTING POWER
 147,600,000

9 SOLE DISPOSITIVE POWER
0

10 SHARED DISPOSITIVE POWER
147,600,000

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,600,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
100.0%

14 TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 12663P107

1 NAME OF REPORTING PERSON
Beckton Corp.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7 SOLE VOTING POWER
0

8 SHARED VOTING POWER
147,600,000

9 SOLE DISPOSITIVE POWER
0

10 SHARED DISPOSITIVE POWER
147,600,000

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,600,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
100.0%

14 TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 12663P107

1 NAME OF REPORTING PERSON
Carl C. Icahn

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)/ /

6 CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7 SOLE VOTING POWER
0

8 SHARED VOTING POWER
147,600,000

9 SOLE DISPOSITIVE POWER
0

10 SHARED DISPOSITIVE POWER
147,600,000

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,600,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
100.0%

14 TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

Item 1.  Security and Issuer

The Schedule 13D filed with the Securities and Exchange Commission on January 25, 2013 and last amended on January 18, 2019 (as amended, the "Initial 13D") by the Reporting Persons with respect to the common units (“Common Units”) representing limited partner interests in CVR Refining, LP (the "Issuer") is hereby amended to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Initial 13D.

Item 4.  Purpose of Transaction

Item 4 of the Initial 13D is hereby amended to add the following:

On January 29, 2019, CVR Energy, Inc. (“CVI”), completed its previously announced purchase (the “Call Right Purchase”) of all of the issued and outstanding Common Units in the Issuer not already owned by CVR Refining GP, LLC, the general partner of the Issuer (the “General Partner”), or the General Partner’s affiliates for a cash purchase price, determined in accordance with the Partnership’s First Amended and Restated Agreement of Limited Partnership, as amended, of $10.50 per unit (the “Call Price”), or $240,545,865in the aggregate.

Also on January 29, 2019, CVI completed its previously announced purchase of all of the Common Units held by American Entertainment Properties Corp. and Icahn Enterprises Holdings L.P. for a cash purchase price per unit equal to the Call Price, or $60,375,000 in the aggregate (the “IEP Purchase,” and together with the Call Right Purchase, the “Purchase”).

Item 5.  Interest in Securities of the Issuer

Item 5 of the Initial 13D is hereby amended and restated as follows:

(a) The Reporting Persons may be deemed to beneficially own, in the aggregate, 147,600,000 Common Units, representing 100.0% of the Issuer's outstanding Common Units (based upon the 147,600,000 Common Units stated to be outstanding as of October 23, 2018 in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on October 25, 2018).

(b) For purposes of this Schedule 13D:

CVRR Holdings has sole voting power and sole dispositive power with regard to 97,303,764 Common Units, and may be deemed to have shared voting power and shared dispositive power with regard to 12,000 Common Units owned of record by CVRR Holdings Sub. Each of Coffeyville, Marketing, Marketing Holdings, CVI, IEP Energy, Energy Holding, AEP, Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to have shared voting power and shared dispositive power with regard to the number of Common Units listed on the applicable cover page for such Reporting Person in this Schedule 13D. CVI has sole voting power and sole dispositive power with regard to 50,284,236 Common Units.

Each of Coffeyville, Marketing, Marketing Holdings and CVI, by virtue of their relationships to each of CVRR Holdings and CVRR Holdings Sub (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Common Units which each of CVRR Holdings and CVRR Holdings Sub directly beneficially owns. Each of Coffeyville, Marketing, Marketing Holdings and CVI disclaims beneficial ownership of such Common Units for all other purposes. Each of IEP Energy, Energy Holding, AEP, Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to each of CVRR Holdings Sub, CVRR Holdings, and CVI (as disclosed in Item 2), as applicable, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Common Units which each of CVRR Holdings Sub, CVRR Holdings, and CVI directly beneficially owns, as applicable. Each of IEP Energy, Energy Holding, AEP, Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Common Units for all other purposes.

(c) The following table sets forth all transactions with respect to Shares effected by any of the Reporting Persons during the past sixty (60) days. Except as otherwise noted below, all such transactions were sales of Shares effected in the open market.

Name of Reporting Person	Date of Transaction	Amount of Securities	Price Per Share
CVR Energy, Inc.	1/29/2019	28,659,130(1)	$10.50
Icahn Enterprises Holdings L.P.	1/29/2019	3,750,000(2)	$10.50
American Entertainment Properties Corp.	1/29/2019	2,000,000(2)	$10.50

_____________________
(1)	Common Units acquired by the Reporting Person in connection with the Purchase, as more fully described in Item 4 above.
(2)	Common Units disposed of by the Reporting Person in connection with the IEP Purchase, as more fully described in Item 4 above.

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 29, 2019

CVR REFINING HOLDINGS, LLC

By:  /s/ Tracy D. Jackson
Name: Tracy D. Jackson
Title: Executive Vice President and Chief Financial Officer

COFFEYVILLE RESOURCES, LLC

By:  /s/ Tracy D. Jackson
Name: Tracy D. Jackson
Title: Executive Vice President and Chief Financial Officer

COFFEYVILLE REFINING & MARKETING, INC.

By:  /s/ Tracy D. Jackson
Name: Tracy D. Jackson
Title: Executive Vice President and Chief Financial Officer

COFFEYVILLE REFINING & MARKETING HOLDINGS, INC.

By:  /s/ Tracy D. Jackson
Name: Tracy D. Jackson
Title: Executive Vice President and Chief Financial Officer

CVR ENERGY, INC.

By:  /s/ Tracy D. Jackson
Name: Tracy D. Jackson
Title: Executive Vice President and Chief Financial Officer

IEP ENERGY LLC
By: IEP Energy Holding LLC
By: American Entertainment Properties Corp., its sole member

By:  /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

IEP ENERGY HOLDING LLC
By: American Entertainment Properties Corp., its sole member

By:  /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

AMERICAN ENTERTAINMENT PROPERTIES CORP.

By:  /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

ICAHN BUILDING LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner

By:  /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner

By:  /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

ICAHN ENTERPRISES G.P. INC.

By:  /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

BECKTON CORP.

By:  /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

/s/ Carl C. Icahn
CARL C. ICAHN

[Signature Page of Amendment No. 12 to Schedule 13D – CVR Refining, LP]